Exhibit 99.1

On April 26, 2019, The Interpublic Group of Companies, Inc. held a conference call to discuss its first quarter 2019 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Benjamin Swinburne Morgan Stanley Daniel Salmon BMO Capital Markets Tim Nollen Macquarie Jason B. Bazinet Citi Michael Nathanson MoffettNathanson David Joyce Evercore ISI

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group first quarter 2019 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning as we review our results for the first quarter. As usual, I’ll start out by covering the highlights of our performance. Frank will then provide additional details, and I’ll conclude with an update on our agencies, to be followed by a Q&A.
We are pleased to report another quarter of strong financial performance. The organic growth of net revenue was 6.4% in the quarter. That’s on top of 3.6% a year ago, and brings organic growth over the trailing twelve months to 6.2%. These continue to be outstanding results, especially when compared to our peers.
In the U.S., organic growth was 5.7%, and international growth was 7.7%. We again grew organically in every region of the world, propelled by very broad participation across disciplines and client sectors. In our Integrated Agency Networks segment, we achieved 7.4% organic growth in the quarter, with outstanding performance at Mediabrands and FCB Health, along with notable contributions from McCann Worldgroup, Deutsch and MullenLowe. Our CMG segment grew 1.9% organically, which was led by another very strong advance in public relations at Weber Shandwick.
Among client sectors globally, we saw strong growth across healthcare, industrials, consumer goods, financial services and retail.

The total growth of our net revenue was 13.0% in the quarter. That reflects our strong organic increase as well as the revenue of Acxiom, which is not yet included in our calculation of organic growth. We continue to be pleased with Acxiom’s performance, which is on track with our expectations.
Total net revenue growth also reflects some year-over-year drag from the impact of currency changes and, apart from Acxiom, the net disposition of certain small businesses.
Turning to adjusted EBITA and operating income, first-quarter adjusted EBITA was $103.6 million, which excludes the restructuring charge of approximately $32 million that we mentioned to you we’d be taking during February’s conference call. Our operating income was $50.2 million.
Our adjusted EBITA margin as a percent of net revenue increased 270 basis points to 5.2%, compared with 2.5% in Q1-18.
First-quarter diluted loss per share was $0.02, and was positive $0.11 as adjusted for the charge, the amortization of acquired intangibles and, below EBITA, net losses from the disposition of small, nonstrategic agencies in the quarter. Adjusted EPS of $0.11 compares to $0.04 a year ago.
During the quarter, and as we announced in February, we increased our common share dividend by 12%, to $0.235 per share, marking our seventh consecutive year of higher dividends.
While Q1 is our smallest seasonal quarter, our year is off to a very solid start. The results we are reporting this morning continue to demonstrate the many strengths of our Company, led by our client-centric integrated offerings and the quality of our people. It’s another quarter of organic growth atop our industry, the position we’ve held now for some time. As such, this first quarter continues to underscore the quality of our talent and the successful evolution of our offerings amid significant change in the environment in which we operate. All of our people can take pride in these accomplishments. The great work they do every day on behalf of our clients is what drives such winning results for clients and for our shareholders.
With these results, we continue to be comfortable with the financial targets for the full year that we recently shared with you: 2-3% organic growth and 40-50 basis points of improvement to adjusted EBITA margin. As always, we will update our outlook as the year progresses, in our second-quarter call.
On that note, it is my pleasure to turn things over to Frank for additional detail on our performance, and I’ll return with an update and highlights of our businesses.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael, and good morning. As a reminder, I'll be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see a summary of our results:

•	First quarter net revenue growth was 13.0%, and organic growth was 6.4%.

•	U.S. organic growth was 5.7%, and International organic growth was 7.7%, with increases across all regions in a range of 4.5-24% in the case of LatAm.

•	Q1 EBITA of $104 million, as adjusted for the charge to mainly address certain account losses. That compares with $44 million a year ago.

•
For the quarter, our adjusted diluted earnings per share was $0.11, which excludes the charge I just mentioned, the amortization of acquired intangibles and $9 million of pre-tax losses, below operating income, from the disposition of certain small, nonstrategic agencies.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Here, it’s worth noting that interest expense increased, as expected, due to the financing we added in late September last year to buy Acxiom. Also note that net other expense includes the $9 million of disposition losses.
Turning to Q1 revenue on slide 4:

•	Net revenue was $2.0 billion.

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Compared to Q1-18, the impact of the change in exchange rates was negative 2.8%, with the U.S. dollar stronger against every region. Net acquisitions added 9.4%, which represents the addition of Acxiom less other net dispositions over the past twelve months.

•	The resulting organic revenue increase was 6.4%.

At the bottom of this slide we break out our operating segments:

•	As you can see, our IAN segment was our principal growth-driver in the quarter, with 7.4% organic growth.

◦	Underneath that terrific result was growth in all major disciplines, including media, our creatively-led integrated offerings and our healthcare specialists.

◦	Total growth at IAN was 15.5%, which includes Acxiom.

•	At our CMG segment, organic growth was 1.9% in the quarter, driven by another quarter of stand-out growth by Weber Shandwick.

Moving on to slide 5, revenue by region:

•	In the U.S., first-quarter organic growth of net revenue was 5.7%.

◦
Our growth was led by our IAN segment, with standout performances by IPG Mediabrands, FCB, MullenLowe and Deutsch. In our CMG segment of marketing services specialists, growth continued in Q1 at Weber Shandwick.

◦	Note that total U.S. growth was 20%, which includes Acxiom.

•	In our international markets, we had another strong quarter as well, with organic growth of 7.7%.

◦	In the U.K., organic growth was 5.7%, a very solid increase on top of 7.8% in Q1-18. Leading client sectors included CPG, financial services and retail.

◦	In Continental Europe, organic growth was 7.6%. This was highlighted by very strong growth in each of our national markets, Germany, France, Spain and Italy.

◦	In AsiaPac, our largest international region, net organic revenue growth was 4.5% in Q1. Among our largest national markets, growth was paced by Japan, India and China, with a decrease in Australia.
LatAm grew 23.8% organically in Q1. We had strong organic growth across the region, led by Brazil, Mexico, Colombia and Argentina.

◦	In our “Other Markets” group, organic growth was 5.2%, led again by strong growth in Canada.

Moving on to slide 6 and operating expenses, which were again well-controlled in the quarter:

•	Compared to net revenue growth of 13.0%, the net operating expenses increased only 9.9% as adjusted for the charge this year and the amortization of acquired intangibles.

•	Our ratio of total salaries & related expenses to revenue, in our seasonally small first quarter, was 70.9%, an improvement of 410 basis points.

◦	This reflects leverage in the base IPG business as well as a benefit from the consolidation of Acxiom.

◦	Underneath that, we continued to drive efficiencies on our investment in base payroll and benefits, which is our largest cost category and where leverage improved by 290 basis points.

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We also saw solid operating leverage on our temporary labor, severance and other salaries & related, which was slightly offset by the increased expense of performance-based employee incentive compensation as a percent of net revenue.

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At quarter-end, total headcount was approximately 54,000, an increase of 7.8% from a year ago, with more than half of the increase due to the addition of Acxiom and the balance due to the many growing areas of our portfolio.

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Our office & other direct expense was 19.4% of first-quarter net revenue, compared with 18.3% a year ago. Within office & other expense, we levered our expenses for occupancy by 60 basis points from a year ago. That was more than offset by the expense profile of Acxiom, which is accretive to our margins overall, while consolidating relatively more investment in data and technology.

•	Our SG&A expense increased as reported to 2.1% of net revenue, which again reflects some increase in our expense for performance-based incentive comp.

•
Our expense for depreciation increased to 2.5% of net revenue, which is due to the consolidation of Axiom this year, as was the case with our amortization expense, which was $21.6 million in the quarter.

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Our restructuring charge was approximately $32 million, which is toward the lower end of the $30-40 million range we shared with you in February. The charge is mainly to address the headcount and real estate related to certain accounts lost toward the end of last year. These were principally U.S. costs, and, accordingly, we expect to realize a reasonably short payback period on this action.

Turning to slide 7, we present detail on adjustments to our reported first quarter results, in order to give you better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS.

•	Our D&A expense includes $21.6 million for the amortization of acquired intangibles and the restructuring charge of $31.8 million, resulting in adjusted EBITA of $103.6 million.

•	Below operating expense, we had a loss in the quarter of $8.6 million in other expense, related to the disposition of a few small, nonstrategic businesses.

•
At the foot of this slide, you can see the after-tax impact per diluted share of each of these adjustments. Their total is $0.13 per diluted share, which is the difference between the reported loss of $0.02 per diluted share and income of $0.11 as adjusted.

On slide 8 we turn to Q1 cash flow.

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Cash used in operations was $94 million, compared with a use of $730 million a year ago. As you know, our operating cash flow is highly seasonal, and can be volatile by quarter. We typically generate significant cash from working capital in the fourth quarter and use cash in the first quarter.

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During this year’s first quarter, cash used in working capital was $166 million. That historically low cash use for Q1 was due to the timing of large collections and disbursements around last year end and the first few business days of this year.

•	Investing activities used $31 million in the quarter for cap-ex.

•	Our financing activities provided $87 million, net, due to an increase in short-term borrowings, mainly utilizing our commercial paper program. We used $91 million for our common stock dividend.

•	Our net decrease in cash for the quarter was $44 million.

Slide 9 is the current portion of our balance sheet. We ended the year with $631 million of cash and equivalents.
Under current liabilities, it is worth calling to your attention the current portion of operating leases at $263 million, which is new. This is our first reporting period under ASC 842, which is the new standard for lease accounting. Accordingly, we have recognized a right-of-use asset and a corresponding lease liability on our balance sheet. The current portion of our lease liability is shown on this slide.
Our long-term lease obligation as of March 31 is $1.2 billion, while our right-of-use asset is $1.4 billion. We expect that the new lease accounting will not have any significant impact on our results of operations or cash flows.
Slide 10 depicts the maturities of our outstanding debt, with total debt at quarter end at $3.9 billion and diversified term maturities going forward.
In summary, on slide 11, while Q1 is our smallest seasonal quarter, we are pleased with the start to our year. Our teams continue to execute very well; our balance sheet continues to be a strong and meaningful source of value creation, all of which has us well-positioned.
With that, I’ll turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
As I mentioned at the outset, we are pleased with results in the quarter. While the headline news may be our strong organic revenue growth, we also saw good new business performance, the on-boarding of impressive new talent and very high levels of industry recognition. We invest in our people and always put our clients and agency brands first. Our results this quarter show that we remain on the right track.
Growth in the quarter came from a very broad range of both our existing and new clients, as well as a cross-section of our agencies. It’s fair to say that our top-line performance during the quarter is in line with our expectations. It’s also worth noting that the client losses that we saw in the back half of 2018 had yet to impact our results.
While there is still macro uncertainty, we continue to believe that economic fundamentals are sound, especially in the U.S., where we’ve once again delivered industry-leading performance.
As we’ve noted before, we operate in a media landscape that evolves at a rapid pace. Media channels continue to fragment, and clients face an increasingly complex consumer environment in which data, which fuels the digital economy, is central to most contemporary media offerings and marketing capabilities.
To address today’s marketplace, we acquired Acxiom, adding a foundational, world-class data asset. This future-facing step for IPG benefits our clients and shareholders alike, as we bring our ability to manage and leverage data at scale to market. Acxiom enables us to develop deeper relationships in the marketplace among clients, consumers and media.
As we have previously stated, we have notably been focused on leveraging Acxiom with our media assets initially. Going forward, we see Acxiom adding tremendous opportunity for our creative assets as well, allowing for personalized storytelling, done globally and at scale for our clients.
Turning to our Integrated Agency Networks, or IAN, reporting segment, which includes Acxiom and Mediabrands, as well as our creative networks, Mediabrands again led the quarter, posting a very strong performance. Initiative was recognized as Ad Age’s “Comeback Agency of the Year” and Adweek’s “U.S. Media Agency of the Year” and continued to add new business in the quarter, including clients Nintendo and Keurig Dr Pepper. The agency’s unique, culture-driven “reverse upfront” continues to gain attention with marketers and the industry.
UM added Energizer and TGI Fridays to its roster and was named a “Standout Agency” by Ad Age, as well as a “Best Place to Work” in 2019.
MAGNA continues to stay on top of ad trends, releasing its latest predictions for the U.S. this month. The agency also appointed its first U.S. president, now one of the top women in the media buying space.
McCann Worldgroup saw another solid performance, starting the year strong with major industry accolades. You may have seen that just last week the Effie Index named McCann Worldgroup the “Most Creatively Effective Network” in the world for the second year in a row. This follows another impressive #1 “Creatively Effective Network” ranking on the 2019 WARC Effective 100 list. At the Ad Age A-List & Creativity Awards, McCann was recognized among the top ten industry performers, with its Global Chief Strategy Officer named “Chief Strategy Officer of the Year.” The network also saw senior leadership appointments globally: McCann Canada and MRM//McCann London named new CEOs and McCann Health welcomed a new Global Chief Creative Officer. And McCann Worldgroup has just been named ADT’s creative and strategic agency of record.
FCB saw a strong quarter, with a number of new business wins in global markets. The agency was also named to the top-ten list of industry performers at the Ad Age A-List awards, and FCB/SIX, the network’s Toronto-based unit, was awarded “Data/Analytics Agency of the Year.” We have an exceptional group of healthcare agencies under IPG, and FCB Health continues to be a major driver of growth. Just recently, FCB Health named a new Executive Creative Director in New York.
MullenLowe continues to perform very well in new business, onboarding a number of significant accounts this quarter. Notable wins include Grey Goose Vodka, Sennheiser global consumer business and Mediahub’s recent agency of record win, Fox Sports and Fox Entertainment. Mediahub was also recently named “Media Agency of the Year” by Ad Age.
R/GA, under the leadership of its new Global CEO, was named a “Magic Quadrant Leader” amongst global marketing agencies by Gartner and an Ad Age “Agency to Watch.” And the agency’s Ventures studio announced that it will be partnering with Kinship, the newly launched ventures, tech and business innovation arm of Mars Petcare, for the R/GA Innovation Exchange this year. The program will feature female-led international startups that are building consumer brands of the future.
Brooklyn-based Huge gained four prominent clients this quarter: Realtor.com, Brooks Running, Value Retail and, most recently, Sinai Health. The agency was named a “Visionary” among global marketing agencies on Gartner’s Magic Quadrant.
Our U.S. integrated independent agencies continue to round out our portfolio. They deliver the full suite of marketing services to their clients, and can also combine with the rest of the IPG offerings on our collaborative “open architecture” solutions.
Highlights within this group came from Deutsch, an agency that just won Reebok, and The Martin Agency, which worked with Initiative through an open-architecture collaboration to bring in UPS globally at the start of the first quarter. The agency also expanded its relationship with Buffalo Wild Wings and launched a cultural impact lab within its creative department. And its first-ever female CEO was just named “Executive of the Year” by Ad Age.
Carmichael Lynch and Carmichael Lynch Relate added Xcel Energy and Red Wing Shoes to the client roster, respectively. And Hill Holliday launched Hill Holliday Health, the agency’s very own dedicated healthcare practice. South Carolina-based EP+Co, one of IPG’s agencies to watch, continues a successful run of client growth and was named a “Standout Agency” by Ad Age.
At CMG, our marketing services agencies saw positive organic growth. Weber Shandwick and Golin continue to be standouts among PR agency networks. Weber Shandwick added influencer responsibilities for Kellogg U.S. and PR agency of record for Buick & GMC. The firm’s President was named “Agency Professional of the Year” by PRWeek U.S., showing IPG has the top woman leader in the PR space. The agency also announced expansion of its technology and corporate expertise with the addition of new senior leaders in the U.S. West region, as well as the launch of “Media Genius,” a resource for deeper learning on the forces shaping today’s tech-driven media landscape. This quarter, Golin launched the industry’s first customer experience PR suite, CXPR, marrying customer care with public relations to drive sales and reputation.
It was an exciting quarter for the Octagon Sports & Entertainment Network, as Rogers & Cowan’s VIP services division Film Fashion and Octagon’s celebrity consultancy First Call were both rebranded as ITB Worldwide.
At Jack Morton, one of the world’s largest experiential agencies, we saw new clients added this quarter, including Jameson Irish Whiskey and MillerCoors, and the appointment of a new Chief Creative Officer.
When we say we are a client-centric holding company, it means we support and invest in our agency brands, and put collaboration at our core. This focus has meant we remain vital in new business, we drive high levels of industry recognition, and we are able to attract and retain diverse talent who want to develop their careers with us.
The best creative ideas come from strong agency brands. These kinds of ideas are platforms that help our clients uncover new ways of doing business. Creativity also enables our integrated marketing experts to craft campaigns that connect more deeply with people and help brands earn their way into people’s lives. Ultimately, this means that our most creative people can actually build the new products and services that help clients drive business transformation.
The strength of our agencies was made clear two weeks ago when IPG agencies dominated the Ad Age A‑List awards, with more agencies included in the evening than any other holding company.
This investment in people and brands also explains why LinkedIn recently ranked IPG the #1 holding company to work for within the ad sector and why, just a few weeks ago, the Human Rights Campaign named IPG a best place to work for LGBT equality, marking our tenth year of receiving the latter distinction.
Looking ahead, new business activity remains sound. And we are seeing all of our agencies invited in on a range of opportunities.
Of course, we also remain disciplined when it comes to managing costs. This is what has allowed us to make such great strides when it comes to enhancing the Company’s profitability over the long-term.
The first quarter is seasonally our smallest quarter, and we have most of 2019 still ahead of us. But the tone of the business is solid, as you have seen today. Our client conversations are constructive with respect to their plans for brand investment and consumer engagement. These discussions reflect the value that we bring to the table in helping clients navigate the complex media and consumer environment.

The results that we are sharing today are indicative of a solid start to 2019. We believe that we remain well-positioned to deliver the financial targets that we outlined earlier this year of 2-3% organic growth. Given the headwinds we’ll be facing, as well as the fact we will be comping against industry-leading growth rates, targeting competitive organic growth performance speaks to the strength of our underlying offerings.
Along with this level of growth, we continue to target adjusted EBITA operating margin of 40-50 basis points compared to our 2018 results, excluding the impact of our charge in this quarter. This builds on our strong long-term record in this area.
At the same time, we will continue to invest in the outstanding talent and emerging capabilities that are required to position us for the long-term. Combined with the transformative opportunities of our enhanced ability to connect marketing with data, and our commitment to capital return, that means there remains significant potential for value creation and enhanced shareholder value.
As always, it’s appropriate to thank our clients and our people, who are the foundation of our success.
With that, I’ll open it up for questions.

QUESTIONS AND ANSWERS
Operator:
Thank you, we will now begin the question and answer session. . . . Our first question comes from Alexia Quadrani with J.P. Morgan. You may ask your question.

Alexia S. Quadrani, J.P. Morgan:
Thank you very much. Michael, looking at the impressive outperformance once again in the quarter, can you provide a bit more detail on what were the drivers behind it specifically? I know you touched on a lot in your opening comments. You talked about the strength in Mediabrands and the health group, for example, in the verticals. So I’m trying to really more figure out how much is just this ongoing healthy growth you’re seeing in your underlying business versus maybe how much was still a benefit, or an additional benefit, I should say, from new business tailwinds.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, there’s nothing wrong with having new business tailwinds. And certainly, the fact that we came into the year with new business on the books - and we’ve actually had a good first quarter in terms of new business - that helps. And that’s a solid sign of our tone.
I think we’ve said this now, we’ve outperformed now, for like five years, something like that. And I think it really goes to our strategy and our core competencies. We really - the notion of open architecture, the notion of having strong brands that we bring to the table to focus on the clients’ needs, and we have the resources and talent to meet those needs. I think we’re seeing that in our results. I’ve attended a number of these top-to-top meetings with the senior management, CEOs, of our clients, and we’re sitting in a room with media, with FCB and McCann, with Weber. We’re all sitting in the same room focusing on clients’ needs. That is what clients want to see from us. And if you look at our new business wins, you see that cross-collaboration of our agencies coming to life. And I think clients realize that we have the resources to meet their needs. And, frankly, if it’s, if the agency of record is not the agency that is bringing it to them, they can look to the rest of IPG to solve their solutions. And I strongly believe that the fact is that we have the talent, we have a solid organization that is stable. There -
We continue to outperform, which is an indication that we continue to have a strong retention of our key people, and we continue to invest. I think the Acxiom investment that we made is proving out. A lot of the meetings that we’re having include Acxiom sitting at the table. And, frankly, we really even haven’t rolled out the opportunities we see with Acxiom. As we said, we’re going to do that later in this year. So the integration of Acxiom is going along very nicely, and it’s evident in the new business and servicing our clients.
So I think when you put it all together, and the fact that we still maintain those brands, and clients like to be dealing with brands, and we continue to invest in it. We didn’t reposition all of our assets to do what we should be able to do just by bringing in the best of IPG. And the tone reflects that.
Ms. Quadrani:
And then just a follow-up, if I may. If we look forward - I know you don’t like it when I ask more short-term questions, but I’m going to sneak one in - we’ve heard some of the accounts seemed a bit slower to move. The ones that have announced that they might be, they’re shifting agencies, they seemed a bit slower to move. And I noticed in your opening remarks, you also mentioned that you didn’t really feel a lot of the losses that you - the few losses that you had in the back half of the year, you haven’t felt them in Q1 yet. Should we assume that maybe some of those headline losses are more of a second-half-of-the-year headwind versus Q2?

Mr. Roth:
I thought you were going to ask right out why you were at 2 - 3% when you had such a strong first quarter.

Ms. Quadrani:
That could be my next one. [Laughter.]

Mr. Roth:
Okay. Well, look, we’re very transparent; we called out that we have the headwinds. I hate losing clients. And we lost a number of clients at the end of the year. And as I said, we’re not going to see the impact of that starting in the second quarter but on the second half of the year, which is why the 2 - 3%.

By the way, 2 - 3% still is in the high end of our sector. And that builds in to the loss of those clients. We do a bottoms-up for the full year when we put out that number. So the loss of those clients are reflected in our forecast, and we’re still forecasting numbers that are better than the sector. So I think it goes to the confidence we have in our people and our agencies. And, yes, that’s why we’ve kept it at 2 - 3%.
Now, hopefully, when we get to the second quarter, we’re going to take another hard look at that and see how the new business wins are coming on board and how we’re performing, and we’ll take another look at that number. But that’s the reason we haven’t adjusted it, 2 - 3. And I think it’s the smart thing to do given that we haven’t yet seen the impact of those client losses.
Ms. Quadrani:
Thank you so much.

Mr. Roth:
Thank you, Alexia.

Operator:
Thank you. Our next question comes from Ben Swinburne with Morgan Stanley. Your line is open; you may ask your question.
Benjamin Swinburne, Morgan Stanley:
Thank you, good morning. Michael, I don’t know if you were surprised or not when Publicis bought Epsilon. I’m sure you had some reaction that you won’t share on this call, but I was really hoping to get how you see the competitive landscape shifting as we see a lot of your competitors dive in big into the broad data technology world in a way we haven’t seen in the past. And when you guys announced Acxiom last year, obviously, it was a big deal for IPG, and there’s been a lot of focus on it. And I’m just wondering if you could update us on how you look at these assets and how you think they compare to what your competitors are pulling together, either through acquisitions like Epsilon or maybe through organic stuff like Omni. Because it seems like this is, you’ve started a trend that I don’t think is finished. So I’d love to hear your thoughts on that.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Look, when we bought Acxiom, frankly, the good news is, when we bought Acxiom, we had choices. There were other assets out there, and we chose the asset that we felt best provided us from a cultural fit as well as the capabilities that we see that we need. And so we continue to believe that we were fortunate to be able to pick up Acxiom. And, yes, we’ve been looking at data as a critical piece of the future facing IPG for a number of years now.

And what’s great about Acxiom for us is that we were already working with Acxiom. So the culture fit was clear to us. We looked at the issue of integration. Unfortunately, in our industry, integration is not exactly the strongest suit, as proven by some of the transactions that are out there. So what we liked about Acxiom is the fact that we believe - and it’s working out that way - that the integration of Acxiom with us is going to be smooth. It’s not, look, it’s not without bumps, but it’s smooth, because we know them. They fit culturally. We’re not duplicating assets within IPG that we have to worry about as some of these other transactions may indicate. They have the core competencies that we were looking for. We view data management as a critical piece of the future part of our business, and Acxiom is the leader in data management. We felt that privacy in GDPR was a critical component. And Acxiom is rated five-star at Forrester. The other rep offerings that are out there are not.
The issue of LiveRamp was one of the questions, and we felt that LiveRamp raised some potential issues on conflict. And so, what we did was, we have a choice. We have a long-term agreement with LiveRamp, which we continue to use. But if our clients want to use another offering, we have, we’re comfortable doing that and plugging it in. Whereas some of these other transactions, it’s part of their core competencies. So I think there’s an inherent issue of conflict going forward. And the key that - the lob of these transactions is a smooth integration. And we believe that Acxiom, for us, gives us a competitive advantage on the integration and the core offerings that they have going forward.
And, frankly, time will tell. We’re very comfortable with our competitive position clearly in the integrated offering, and our results reflect this. And when you add the Acxiom capabilities to best-in-class offerings that we have, we’re very comfortable with our competitive position, even with the transactions that are out there.
Mr. Swinburne:
And just a follow-up, a little bit more specifically: are you now bringing Acxiom folks into pitches with your broader organization and - you mentioned in your prepared remarks - creative? Just sort of not an obvious one for this business. Is that something that you’re already starting to weave into the pitch activity in new business? Or is that further down the line? Just any specifics on the integration would be helpful.

Mr. Roth:
Look, we said at the outset that we don’t want - the worst thing you can do, because we feel the opportunities with Acxiom are so great, is to inundate them with opportunities and basically really confuse and stretch the people and the integration. So we chose intentionally to start on the media side. And, as I indicated in my remarks, we don’t - it’s not until the latter part of this year that the new products that we were looking at, that Acxiom and our media offerings are looking at, are not going to be rolled out. So, yes, we do believe that creative and our other offerings, even PR, have a tremendous opportunity using the capabilities of Acxiom. But we haven’t really rolled it out.

But that doesn’t mean we haven’t had our clients meet with Acxiom. So what we are doing - in fact, if you look at some of the new wins that we’ve had, Acxiom had a seat at the table. And I wouldn’t tell you that it was a critical piece, although we did win some big media business where Acxiom arguably had a critical piece in the win. But as far as the integration of Acxiom with our other agencies, the mere fact that they’re sitting at the table, and it’s an interesting offering that clients are really interested in learning about, helped us in the wins. But I’m not going to tell you that that was the critical linchpin in the win.
But let’s face it, when you sit at the table and you have the creative capability we have, we have the PR capability, we have the experiential sports, and now we have data capability, all sitting in the room, addressing the questions of our clients, it’s the Holy Grail of our business, which is why we’re so excited about it.
Mr. Swinburne:
Thank you.

Operator:
Thank you. Our next question comes from Dan Salmon with BMO Capital Markets. You may ask your question.

Daniel Salmon, BMO Capital Markets:
Hey, good morning, everyone. Michael, I’m going to ask about M&A a little bit, too. But the one I’m interested in is Accenture and Droga. I’d love to hear your -

Michael Roth, Chairman of the Board and Chief Executive Officer:
- know that question was going to come up either. [Laughter.]

Mr. Salmon:
- I figured you were prepared for it. But just your latest thoughts on where not just Accenture but the traditional consultants sit in terms of their ambitions of continuing to come in to the agency in marketing services where it is a business services model. It’s not a piece of technology or anything like that, but I’d love to hear your thoughts on that.

And then, just to circle back on the sort of short-term organic questions, I just want to confirm: I think you did say in your prepared results that the first-quarter organic growth was in line with your expectations. I know you guys don’t guide quarterly, but just maybe to reiterate that.
And one last one for Frank: you look, with the good performance of the Company, that leverage is headed in all the right directions that it should be, but your updated thoughts on the pathway for the balance sheet and the potential restart of share repurchases? I think that’s something investors are interested to hear about, too. Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
All of that, Dan? Okay. First of all, yes, it’s in line. I mean, it’s hard to forecast the 6% organic growth, but we knew the first quarter was going to be solid. I kid you if I could tell you we forecasted it to be 6%, but it is consistent with our roll-up of all of our agencies. So that part of it is true.

Look, the consultants are out there. And again, I’ll say, we just, in our business reviews - and actually, we’re doing our talent reviews right now - we haven’t seen a lot of RFPs where we’re competing with Accenture. Now that doesn’t mean we’re not competing with them. They were already at our clients, which is the hidden competition that’s there. And sometimes there’s businesses that they just give to the consultants that they’re not giving to us.
And that’s why part of our business strategy, for example, in Huge, in R/GA and some of our other agencies, we have business transformation as an expertise that we can bring in to our clients ourselves. In fact, this morning, we’re going to be in a meeting with one of our top clients where R/GA has put forth a business transformation case study for them that they’re very excited about. And clearly, that’s the area that we compete with the consultants, and it proves that we can compete with them very well.
So, yes, they’re a force. We’ve been competing with them now for a while now. It’s not news. But the fact that we continue to outperform is an indication that when we go up against them, we do fairly well. But it’s those pitches that we don’t really get to see that I think when you hear them talking about their growth in their businesses, that’s there. And we’re trying to get at that by expanding our business transformation expertise within our agencies.
The fact that they acquired Droga - look, we compete with Accenture, we compete with Droga. In fact, the win that McCann just had at ADT, Droga was one of the competitors that they won. (I told you guys I’d get that in.) [Laughter] So we’re going to compete with them.
Now one of the issues of these consulting firms is they are siloed - they make our silos look like a cakewalk. And the ability for an Accenture to integrate Droga is going to be interesting to watch. Frankly, Droga was with another organization before that. And I don’t think there was a lot of integration going on there. So this will be - they’re a formidable agency. And we will continue to compete against them, and we’ll continue to compete against Accenture.
But the difference is, we have the capabilities. And now with the data and with the business transformation consultants that we have in-house, I think we’re more formidable for them now. And that’s our strategy on how we’re going to deal with them. It’s part of the business. And what’s interesting is, everything you’re seeing happening there is kind of copying our game plan. So I guess that’s an indication that what we’re doing is going pretty well.
Our balance sheet: we committed to the rating agencies that we’re going to be out of the market. We’re making progress on those numbers. And as soon as we feel comfortable with the rating agencies, we’ll return to buying back shares. In the meantime, we increased our dividend. We understand the importance of buybacks to total shareholder return. We’ve returned $4 billion to shareholders, including dividends and buybacks, and that’s part of our game plan moving forward. Whether it’s going to be x date or another, I can’t give you an answer to that, but it is on our game plan to get back into the market with those options.
Mr. Salmon:
Thank you, Michael.

Mr. Roth:
Thank you.

Operator:
Thank you. The next question comes from Tim Nollen with Macquarie Capital. Your line is open; you may ask your question.

Tim Nollen, Macquarie:
Thanks very much. I wanted to ask about Acxiom, coming back to this again. Could you discuss if this deal is more about third-party or about first-party data for you? I’m thinking it’s more [inaudible]. Question is, I think you made some comments this week about a possible slowdown in targeted advertising to come for it in the second half of this year. I’m quite surprised to hear that, especially talking about GDPR be [inaudible] for them. But it seemed to be pointing to third-party data and regulation around that as being the issue for them. I just wonder if you could comment on if you’re seeing anything there with Acxiom, or what Acxiom does for you in that regard, if it’s more the first-party data that gives you an advantage.

Michael Roth, Chairman of the Board and Chief Executive Officer:
By the way, I’m sorry, your questions, - I didn’t get all your questions, they were kind of garbled. I’ll try to guess what you said.
Look, when we looked at Acxiom, they have a first-party data management business that’s 70% of their business. And that’s a core business that we like. That’s a core business that’s going to grow. And if you look at the reach of that business and the client base that they have, they do 50 of the top 100 companies. So that is a key driver in acquiring Acxiom.
Third-party data is always going to be an issue, and there are plenty of outlets for third-party data. And, obviously, Acxiom has capabilities in all of those areas. But as I said before, that doesn’t mean we’re wedded to one particular source of that, and we continue to have, use other third-party data. But I think it’s the core competency of Acxiom in terms of first-party data and managing that data is a critical reason for the transaction. And the use of third-party data is inherent in our business, and it will continue to be a key part of it, and Acxiom will play an important role with it. So I think all of that is true.
And on the GDPR, we’re just beginning to see that happening in the United States. And as you know, we’re all pushing for uniform legislation. What a nightmare it would be if we have a state-by-state GDPR. But the fact that Acxiom is the recognized leader in this, and we have experience with it, is another core competency that Acxiom brings to the table that we will certainly leverage as we move forward.
Mr. Nollen:
That answers it, thanks a lot.

Operator:
Thank you. Our next question comes from Jason Bazinet with Citi. Your line is open; you may ask your question.

Jason B. Bazinet, Citi:
I just had one question around your comments about industry-leading growth and that being driven in part by your open architecture. My question is, if everyone is sort of following your lead on the data side, with Epsilon and Merkle, which parallels what you did with Acxiom, where would, how would you characterize where the industry is in terms of arraying their assets more effectively to compete with IPG? Do you see a movement on that front? Or do you still feel like you’re ahead of the pack? Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I will tell you that five years ago, all the holding companies were similar, right? And it was appropriate to look at, when one holding company performed one way, you would expect the other holding companies to do the same. I think right now, you’re actually seeing a disparity in the go-to-market strategies in the assets within the holding companies for the first time. And Acxiom, as part of our portfolio, is one of the drivers that distinguishes us from our competitors.

The fact that they’re out there - Merkle actually, to be truthful, Merkle was a transaction that occurred before our Acxiom. We did look at Merkle, I will tell you that. And it’s a good asset. But the fact that Dentsu’s had Merkle now for a while, and we’ve been competing against them. Actually, were competing against them before we had Acxiom, and we did okay. So, with Acxiom, we’re pretty confident that we can continue to do well from a competitor set.
What happens with Epsilon and Publicis, this isn’t an easy thing to do, integrate. And I think the history of integration there hasn’t been exactly stellar. So we’ll deal with them in the marketplace. And I think, certainly, it’s an attempt by them to be more in line with ourselves and others in our industry.
So, yes, it’s capabilities: when you’re successful, everyone wants to have similar capabilities. So, yes, I think the answer is, there is a convergence, but we have a good head start. And even when we’re competing head-to-head, I think our results indicated that our assets are better than the others.
Mr. Bazinet:
And can I just ask one follow-up? If I think about that, the world of data, it seems like what we’re talking about, and maybe I’m wrong, but with Merkle and Acxiom and Epsilon, is sort of a pretty narrow slice of data capabilities. Meaning, it’s the raw data, but there’s a ton of other capabilities that you need on top of that. Are there other pieces of the data puzzle that you or others in the industry need to crack the code on? Or is it just really just a function of, once we have the raw sort of inputs, we - IPG - sort of knows what to do with it?

Mr. Roth:
My guess would be now that you see this transactions in these data companies, that there’ll be startups that are focusing on holes within those assets, and then you’ll see acquisitions going on within that space. So there’s always going to be a bigger boat or a new offering that we will be opportunistic in the marketplace. Right now, these are the plays that are out there, and we’re very happy with our positioning in that market. But we are - we do believe that there’ll be other offerings out there as the market evolves. If you look at our industry right now, five years ago, it was a totally different environment. So the reason we bought Acxiom is because five years from now, we want to still be relevant and competitive.

Mr. Bazinet:
Very helpful, thank you.

Operator:
Thank you. Our next question comes from Michael Nathanson with MoffettNathanson. Your line is open; you may ask your question.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Michael?

Michael Nathanson, Moffett Nathanson:
I have one for - can you hear me?

Mr. Roth:
Yes, yes.

Mr. Nathanson:
Oh, cool, thanks. So I have one for Michael and one for Frank. So, for Michael: one of the keys to IPG’s growth has been healthcare. It’s been pretty impressive. I know you called out FCB Health this quarter, but when you step back the past year or two, what is driving that growth? Is it a capability, is it client wins, a special sauce you have in healthcare? Because it’s truly faster than any other company in the space that you compete with.

Mr. Roth:
It’s a fair question. Actually, 26% of our revenue is in healthcare. And, by the way, McCann Health is a global healthcare provider. I didn’t mean to exclude them. I said we have our healthcare assets within IPG, and McCann Health is certainly a key part of that. And, yes, I think that’s where the action is right now. Frankly, if you look at where a lot of the media buys are right now, a lot of the media spend is in the healthcare side of the business.
What we do - what always impresses me about our healthcare offerings is the depth of our expertise in terms of - it’s actually expert, experts, and it goes to the pharma side of the business and capabilities by drugs. And we have the ability to field teams that know that specific disease. And we have doctors, and we have experts within it communicating with the doctors themselves in terms of how these particular drugs are used and when is it appropriate. So the depth of our expertise within IPG in healthcare is just amazing.
And like I said, when you use open architecture, we can actually pick the right agency by disease. So one of the top-to-tops that I was sitting at was a healthcare client, and we had FCB Health, and we had McCann Health, sitting in the room because each of them have a different expertise that the clients want to tap into. I mean that’s the most powerful offering you can have. So I think it’s not by accident that we’re seeing growth, because, candidly, we have that kind of capability. And it’s the creative part of it, it’s the data part of it. We have unique data with respect to healthcare, and we have all these tools and resources that are just amazing. And when you see it come to life in these meetings with the clients, you feel good, and you understand why not only is it 26% of our business, it’s growing double digit. So that’s a pretty good combination to have in this environment.
Now, that said, I remember when healthcare was not growing double digit, when a lot of the products were coming off of patent, and the generics were there. So right now, there’s a healthy pipeline of new drugs, and we’re a very competitive force in that marketplace. And I like our positioning in it for sure.
Mr. Nathanson:
Okay. And then, can I just ask Frank one math one? I can’t believe we made it this far - we’ve got questions this morning on organic growth at Acxiom, because I know there’s a divestment number in the acquisition number, but when you look at the growth from last year, it looks like it slowed down a lot this quarter. So can you help us understand the actual organic growth at Acxiom this quarter?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Michael, we don’t disclose it. It’s growing consistent with our expectations. The business is healthy. So I don’t know what math you’re doing, but we’re not going to get into talking on the call about things that are not in the public disclosure.

Mr. Nathanson:
Okay. Thanks.

Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Our next question comes from David Joyce with Evercore ISI. Your line is open; you may ask your question.

David Joyce, Evercore ISI:
Thank you. Just a follow-up on the Acxiom new discussion. When you are meeting with clients and talking about data privacy concerns, what’s the current status there? I know we’re still waiting for legislation, but are there concerns that you have competitors that may be using the service as well or might be leaving? If you could just talk about those puts and takes.

Michael Roth, Chairman of the Board and Chief Executive Officer:
I can’t talk about our competitors, but I can tell you our capabilities. And we’ve been through it in Europe. We came through it very well. We didn’t see any hiccups on GDPR. We saw - actually, there were more opt-ins than opt-outs. So everything was handled pretty smoothly. And that gives us a high level of comfort that when it gets launched in the United States, our capabilities are going to stand out again. And, frankly, that’s why Forrester has us rated as high.

Look, the key to this is trust. And it’s very important when clients turn over their data or work with their data that they do it with an organization that has that kind of reputation of trust and has the experience. And that’s what we liked about Acxiom. The longevity of their relationship with their clients is amazing. Their view of - the client surveys on their capabilities have been very impressive. And even when we did our due diligence on buying Acxiom, they were onboarding a new client. And the feedback we got from that particular client on onboarding versus where they were was pretty impressive. So I’m very comfortable that whatever comes out in GDPR in the U.S., we have the assets that will be very competitive and solve our clients’ needs.
Mr. Joyce:
Great. Thank you.

Operator:
Thank you. At this time, I’ll turn the call back over to Michael for final thoughts.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I thank you all for your participation. As I said, this is the first quarter. It’s better to start the first quarter with these results than other results. And I look forward to talking to you with our second quarter results. Thank you for your support.
Operator:
This concludes today’s conference. You may disconnect at this time.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	failure to realize the anticipated benefits of the acquisition of the Acxiom business.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended March 31, 2019
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses [1]	Adjusted Results
Net Revenue	$2,004.8				$2,004.8
Billable Expenses	356.4				356.4
Total Revenue	2,361.2				2,361.2

Cost of Services	2,166.7				2,166.7
Selling, General and Administrative Expenses	41.4				41.4
Depreciation and Amortization	71.1	$21.6			49.5
Restructuring Charges	31.8		$31.8		—
Total Operating Expense	2,311.0	21.6	31.8		2,257.6

Operating Income	50.2	(21.6)	(31.8)		103.6
Operating Margin on Net Revenue %	2.5%				5.2%

Interest Expense, Net	(42.0)				(42.0)
Other Expense, Net	(6.9)			$(8.6)	1.7
Total (Expenses) and Other Income	(48.9)			(8.6)	(40.3)
Income Before Income Taxes	1.3	(21.6)	(31.8)	(8.6)	63.3
Provision for Income Taxes	10.5	4.2	7.6	—	22.3
Equity in Net Loss of Unconsolidated Affiliates	(0.3)				(0.3)
Net Loss Attributable to Noncontrolling Interests	1.5				1.5
Net (Loss) Income Available to IPG Common Stockholders	$(8.0)	$(17.4)	$(24.2)	$(8.6)	$42.2

Weighted-Average Number of Common Shares Outstanding - Basic	384.5				384.5
Dilutive effect of stock options and restricted shares	N/A				4.4
Weighted-Average Number of Common Shares Outstanding - Diluted	384.5				388.9

(Loss) Earnings per Share Available to IPG Common Stockholders:
Basic	$(0.02)	$(0.05)	$(0.06)	$(0.02)	$0.11
Diluted	$(0.02)	$(0.05)	$(0.06)	$(0.02)	$0.11

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended March 31, 2018
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses [1]	Adjusted Results
Net Revenue	$1,774.0			$1,774.0
Billable Expenses	395.1			395.1
Total Revenue	2,169.1			2,169.1

Cost of Services	2,049.2			2,049.2
Selling, General, and Administrative Expenses	35.1			35.1
Depreciation and Amortization	46.0	$5.3		40.7
Total Operating Expense	2,130.3	5.3		2,125.0

Operating Income	38.8	(5.3)		44.1
Operating Margin on Net Revenue %	2.2%			2.5%

Interest Expense, Net	(15.9)			(15.9)
Other Expense, Net	(24.4)		$(24.4)	—
Total (Expenses) and Other Income	(40.3)		(24.4)	(15.9)
(Loss) Income Before Income Taxes	(1.5)	(5.3)	(24.4)	28.2
Provision for Income Taxes	12.7	0.2	0.4	13.3
Equity in Net Loss of Unconsolidated Affiliates	(1.9)			(1.9)
Net Loss Attributable to Noncontrolling Interests	2.0			2.0
Net (Loss) Income Available to IPG Common Stockholders	$(14.1)	$(5.1)	$(24.0)	$15.0

Weighted-Average Number of Common Shares Outstanding - Basic	383.4			383.4
Dilutive effect of stock options and restricted shares	N/A			5.2
Weighted-Average Number of Common Shares Outstanding - Diluted	383.4			388.6

(Loss) Earnings per Share Available to IPG Common Stockholders:
Basic	$(0.04)	$(0.01)	$(0.06)	$0.04
Diluted	$(0.04)	$(0.01)	$(0.06)	$0.04

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS - ADJUSTED EBITA (Amounts in Millions) (UNAUDITED)
	Three Months Ended March 31,
	2019	2018

Net Revenue	$2,004.8	$1,774.0

EBITA Reconciliation:
Net Loss Available to IPG Common Stockholders	$(8.0)	$(14.1)

Add Back:
Provision for Income Taxes	10.5	12.7
Subtract:
Total (Expenses) and Other Income	(48.9)	(40.3)
Equity in Net Loss of Unconsolidated Affiliates	(0.3)	(1.9)
Net Loss Attributable to Noncontrolling Interests	1.5	2.0
Operating Income	50.2	38.8

Add Back:
Amortization of Acquired Intangibles	21.6	5.3

EBITA	71.8	44.1

Restructuring Charges	31.8	—

Adjusted EBITA	$103.6	$44.1
Adjusted EBITA Margin on Net Revenue %	5.2%	2.5%

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.